Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. (CTI) Reports Fourth Quarter and Year-End Financial Results and Milestones

- Total net operating expenses and net loss down for both the fourth quarter and fiscal year 2011 compared to same periods in 2010

- Retired all outstanding convertible debt

-PixuvriTM Marketing Authorization Application (“MAA”) granted positive opinion by CHMP for conditional approval in European Union

March 7, 2012 Seattle—Cell Therapeutics, Inc. (“CTI” or the “Company”) (NASDAQ and MTA: CTIC) today reported financial results and recent accomplishments for the fourth quarter and year ended December 31, 2011.

Fourth Quarter and Year End Results

For the quarter ended December 31, 2011, total net operating expenses were $9.9 million compared to $16.3 million for the same period in 2010. Net loss attributable to common shareholders was $17.9 million ($0.09 per share) for the quarter ended December 31, 2011 compared to a net loss attributable to common shareholders of $34.1 million ($0.27 per share) for the same period in 2010. The decrease in net loss attributable to our common shareholders is mainly due to a $11.0 million gain related to a litigation settlement and decrease in non-cash deemed dividends on preferred stock issuances in the quarter ended December 31, 2011.

For the year ended December 31, 2011, total net operating expenses declined to $62.2 million, which included an upfront payment of $5.0 million related to the licensing of tosedostat from Chroma Therapeutics Ltd., compared to $75.1 million for the same period in 2010. Net loss attributable to common shareholders was $121.1 million ($0.71 per share), compared to a net

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loss attributable to common shareholders of $147.6 million ($1.29 per share) for the same period in 2010. For the year ended December 31, 2011, the decrease in net loss attributable to common shareholders is mainly due to a decrease in selling, general and administrative expenses, a $11.0 million gain related to a litigation settlement and decrease in non-cash deemed dividends on preferred stock issuances.

CTI had approximately $47.1 million in cash and cash equivalents as of December 31, 2011.

Recent Highlights

In February 2012, the European Medicines Agency’s (“EMA”) Committee for Human Medicinal Products (“CHMP”) granted a positive opinion for conditional approval of CTI’s marketing authorization application (the “MAA”) for Pixuvri to treat adult patients with multiple relapsed or refractory aggressive non-Hodgkin B-cell lymphomas (“NHL”).

“We expect that in the next few months the European Commission should adopt the CHMP’s opinion for this unmet medical need and for the first time patients with multiple relapsed or refractory aggressive NHL in the E.U. will have an approved therapy to treat their disease,” stated James A. Bianco, M.D., CEO of Cell Therapeutics, Inc. “We are working with consultants on developing a staffing, resource and product launch plan for Europe so upon marketing authorization and national reimbursement approvals, we can be in a position to bring Pixuvri to these patients. With approximately 12,000 potential patients each year in the EU[1] this represents an attractive initial commercial opportunity for CTI.”

“At the same time, we are moving our other late stage product candidates forward including a March meeting with the U.S. Food and Drug Administration for the phase 3 tosedostat trial in myelodysplastic syndrome (“MDS”), a precursor of acute myeloid leukemia (“AML”). Additionally a multi-center, phase 2 study with OPAXIO treating malignant brain cancer is underway based on encouraging results from the previous study in this disease. With the potential commercial launch of Pixuvri, coupled with the successful in-licensing of tosedostat, we continue to explore additional novel clinical stage compounds to expand our hematologic cancer product pipeline,” Bianco added.

•	EMA’s CHMP granted a positive opinion for conditional approval of CTI’s MAA for Pixuvri as monotherapy for the treatment of adult patients with multiple relapsed or refractory aggressive NHL.

•

The final OPAL phase 2 results of tosedostat, which demonstrated significant response rates in elderly patients with refractory or relapsed AML, were presented in an oral session at the American Society of Hematology’s Annual Meeting in 2011. CTI believes that encouraging survival rates in secondary AML provides rationale for phase 3 study in relapsed or refractory MDS.

•	Retired all convertible debt.

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Conference Call Information

On Wednesday, March 7, 2012, at 8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific Time, members of CTI’s management team will host a conference call to discuss CTI’s 2011 fourth quarter and year-end achievements and financial results.

Conference Call Numbers

Wednesday March 7, 2012 8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific Time

1-877-941-8609 (US Participants)

1-480-629-9692 (International)

Call-back numbers for post-listening available at 11:30 a.m. Eastern Time:

1-800-406-7325 (US Participants)

1-303-590-3030 (International)

Passcode: 4521365#

Live audio webcast at www.celltherapeutics.com will be archived for post-call listening approximately two hours after call ends.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

[1] Potential patients per year is extrapolated from the The World Health Organization’s International Agency for Research on Cancer’s 2008 GLOBOCAN database estimates of patients with NHL and publications of subtypes and relapse/refractory rates for the disease including Armitage JO, et al. A Clinical Evaluation of the International Lymphoma Study Group Classification of Non-Hodgkin’s Lyphoma. Blood. 1997:11: 3909-3918 and Tilly H, Dreyling M. Diffuse Large B-Cell non-Hodgkin’s lymphoma: ESMO Clinical Practice Guidelines for Diagnosis, Treatment and Follow-up. Annals of Oncology. 2010: 5: 172-174.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Specifically, the risks and uncertainties that

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could affect the development of CTI’s drug candidates include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with pixantrone in particular, including, without limitation, the potential failure of pixantrone to prove safe and effective for the treatment of relapsed or refractory aggressive NHL and/or other tumors as determined by the FDA and/or the EMA, that Pixuvri may not be the first drug approved as monotherapy for the treatment of adult patients with multiple relapsed or refractory aggressive NHL, that the European Commission may not formally adopt the CHMP’s recommendation regarding Pixuvri, that conditional approval of CTI’s MAA for Pixuvri may not be granted by the European Commission within the next few months or at all, that Pixuvri may not be approved for marketing in all of the E.U. Member States and the European Economic Area members, that the EMA may request additional information from CTI regarding Pixuvri, the potential failure of tosedostat to prove safe and effective for the treatment of relapsed MDS, AML, multiple myeloma, blood related cancers and solid tumors as determined by the FDA and/or the EMA, that the FDA may not accept the proposed clinical trial of tosedostat and/or may request additional trials, that CTI may not meet with the FDA in March 2012 regarding the phase 3 clinical trial of tosedostat in MDS, that CTI may not acquire any additional novel clinical stage compounds to expand its hematologic cancer product pipeline, that CTI cannot predict or guarantee the pace or geography of enrollment of its clinical trials, that CTI may not be able to sustain its current cost controls, and that CTI may not be able to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling pixantrone. Further risks and uncertainties include that CTI continues to have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant, CTI’s operating expenses continue to exceed its net revenues, that CTI may not be able to further reduce its operating expenses, that CTI will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation as well as other risks listed or described from time to time in CTI’s most recent filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. Except as required by law, CTI does not intend to update any of the statements in this press release upon further developments.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

F: 206.272.4434

E: deramian@ctiseattle.com

www.celltherapeutics.com/media.htm

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Investors Contact:

Ed Bell

T: 206.282.7100

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.celltherapeutics.com/investors.htm

www.CellTherapeutics.com

Cell Therapeutics, Inc. Condensed Consolidated Statements of Operations (In thousands, except for per share amounts) (unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenues:
License and contract revenue	$—	$—	$—	$319

Total revenues	—	—	—	319

Operating expenses, net:
Research and development	7,918	7,656	34,900	27,031
Selling, general and administrative	12,993	8,665	38,290	48,043
Gain from litigation settlement	(11,000)	—	(11,000)	—

Total operating expenses, net	9,911	16,321	62,190	75,074

Loss from operations	(9,911)	(16,321)	(62,190)	(74,755)
Other income (expense):
Investment and other income, net	1,659	981	1,713	1,221
Interest expense	(183)	(386)	(1,038)	(2,334)
Amortization of debt discount and issuance costs	(110)	(168)	(546)	(768)
Foreign exchange loss	(502)	(221)	(558)	(521)
Debt conversion expense	—	—	—	(2,031)
Provision for VAT Assessments	—	(3,503)	—	(3,503)
Settlement expense, net	—	(145)	—	(145)

Net loss before noncontrolling interest	(9,047)	(19,763)	(62,619)	(82,836)
Noncontrolling interest	80	45	259	194

Net loss attributable to CTI	(8,967)	(19,718)	(62,360)	(82,642)
Dividends and deemed dividends on preferred stock	(8,901)	(14,399)	(58,718)	(64,918)

Net loss attributable to CTI common shareholders	$(17,868)	$(34,117)	$(121,078)	$(147,560)

Basic and diluted net loss per common share	$(0.09)	$(0.27)	$(0.71)	$(1.29)

Shares used in calculation of basic and diluted net loss per common share	188,513	126,659	171,468	114,105

Balance Sheet Data (unaudited):			(amounts in thousands)
			December 31,
			2011	2010
Cash and cash equivalents			$47,052	$22,649
Working capital			33,291	(14,165)
Total assets			62,239	53,592
Convertible debt			—	22,308
Accumulated deficit			(1,714,785)	(1,576,643)
Total shareholders’ equity (deficit)			28,009	(5,145)